Exhibit 5.1

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February 22, 2016

Unilife Corporation

250 Cross Farm Lane

York, PA 17406

Re:	Unilife Corporation (the “Corporation”) – Form S-3 (Registration File No. 333-197122) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel to the Corporation in connection with the offering directly to Royalty Opportunities S.à r.l. (the “Purchaser”) by the Corporation of a warrant (the “Warrant”) to purchase from the Corporation 16,739,805 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share. The Warrant is being offered and sold pursuant to an Eighth Amendment to the Credit Agreement, dated February 22, 2016, by and between the Corporation and the Purchaser (the “Amendment”).

As special counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the prospectus supplement, dated as of the date hereof (the “Prospectus Supplement”) and the Amendment. We bring to your attention that we did not supervise or prepare the prospectus dated October 3, 2014 included in the Registration Statement.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a. The Amendment;

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Unilife Corporation February 22, 2016 Page 2

b. The Certificate of Incorporation of the Corporation, as amended, certified by the Secretary of State of the State of Delaware;

c. The Amended and Restated Bylaws of the Corporation; and

d. Resolutions of the Board of Directors of the Corporation, as attested by the Secretary of the Corporation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Corporation and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures (whether or not such signatures have been affixed electronically) and that all signatures have not been revoked by the signatory thereof as of the time of the delivery of this opinion, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Corporation on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Amendment and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based upon the foregoing, we are of the opinion that:

1. The Warrant, when issued in accordance with the Amendment, constitutes a valid and binding agreement of the Corporation enforceable against the Corporation in accordance with its terms.

2. The Shares, upon issuance and delivery upon exercise of the Warrant in accordance with its terms, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the States of Delaware and New York, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Unilife Corporation February 22, 2016 Page 3

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus supplement that is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP